Exhibit 99

December 17, 2010

To the Stockholders of
CNB Corporation

Dear Stockholder:

The Year 2010 has been a year of challenges for the economy and the banking industry.  While we expect to report a profitable year for your company and your bank, the first three quarterly reports for the year have reflected the significant costs of the provision for loan losses and elevated FDIC premiums.

We need to inform you that after much deliberation, your Board of Directors has determined that it is in the best interest of the Company and the shareholders to forego a cash dividend.  This decision will further strengthen your bank and position it to meet future opportunities and demands.

Thank you for your loyalty and support in the past and throughout this year.  We greatly treasure your confidence and commitment expressed by this investment, and we are grateful for your cooperation and support in promoting The Conway National Bank.  We ask you to encourage your friends and neighbors to do business with your bank.

On behalf of the Board of Directors and employees of CNB Corporation and The Conway National Bank, we hope for you a very happy, healthy, and prosperous New Year.

Sincerely,

Harold G. Cushman, Jr.
Chairman of the Board

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